THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF.  THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

CUSIP No.  539439802
ISIN No.  US5394398029

LLOYDS BANKING GROUP PLC

7.75% SENIOR NOTE DUE 2050

No. •	$ •

LLOYDS BANKING GROUP plc (herein called the “Company,” which term includes any successor person under the Indenture (as defined on the reverse hereof)), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of $750,000,000 (seven hundred and fifty million dollars) on July 15, 2050 or on such earlier date as the principal hereof may become due in accordance with the terms hereof and to pay interest thereon quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing October 15, 2010, and ending on July 15, 2050 (each, a “Payment Date”). Interest so payable on any Payment Date shall be paid to the holder in whose name this Note is registered on each December 15, March 15, June 15 and September 15 (each a “Regular Record Date”), commencing October 15, 2010, respectively.  Any interest which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date is herein called “Default Interest”. Default Interest shall cease to be payable to the registered holder on the relevant Regular Record Date by virtue then of having been such holder, and such Default Interest may be paid by the Company, at its election in each case, as provided in clause (x) or (y) below: (x) the Company may elect to make payment of any Default Interest to registered holders at the close of business on a Special Record Date (a “Special Record Date”) for the payment of such Default Interest, such Special Record Date to be fixed in accordance with Section 3.07(a) of the Indenture or, (y) the Company may make payment of any Default Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which this Note may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee of the proposed payment, such manner of payment shall be deemed practicable by the Trustee.

Interest shall accrue on this Senior Note from day to day from the date of issuance hereof or from the most recent Payment Date at the rate of 7.75% per annum, until the principal amount hereof is paid or made available for payment.

Payments of interest on this Senior Note shall be computed on the basis of a 360-day year divided into twelve months of 30 days each and, in the case of an incomplete month, the actual number of days elapsed in such period.

Payment of the principal amount of (and premium, if any) and any interest on, this Senior Note will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.  Such payment shall be made to the Holder including through a Paying Agent of the Company outside the United Kingdom for collection by the Holder.  If the date for payment of the principal amount hereof (and premium, if any) or interest thereon is not a Business Day, then (subject as provided in the Indenture) such payment shall be made on the next succeeding Business Day with the same force and effect as if made on such date for payment and without any interest or other payment in respect of such delay.

Prior to due presentment of this Senior Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Senior Note is registered as the owner of such Senior Note for the purpose of receiving payment of principal and interest, if any, on such Senior Note and for all other purposes whatsoever, whether or not such Senior Note be overdue, and neither the Company, the Trustee nor any agent of the Company or the Trustee shall be affected by notice to the contrary.

Reference is hereby made to the further provisions of this Senior Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Senior Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this Senior Note to be duly executed.

Dated: July 6, 2010

LLOYDS BANKING GROUP plc

By:
Name:
Title:

[REVERSE OF SECURITY]

This Senior Note is one of a duly authorized issue of securities of the Company (herein called the “Senior Notes”) issued and to be issued in one or more series under an Indenture, dated as of July 6, 2010 (herein called the “Indenture”), among the Company, as issuer, and The Bank of New York Mellon, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Senior Notes and of the terms upon which the Senior Notes are, and are to be, authenticated and delivered.

This Senior Note is one of the series designated on the face hereof, initially limited in aggregate principal amount to $750,000,000, which may be increased to an amount not greater than $862,500,000 pursuant to an over-allotment option.  The Company may, without the consent of the holders of the Senior Notes, issue additional Senior Notes having the same ranking and interest rate, maturity date, redemption terms and other terms as the Senior Notes except for the price to the public and issue date, provided that such further notes must be issued with no more than a de minimis original issue discount for U.S. federal income tax purposes or constitute a “qualified reopening” for U.S. federal income tax purposes.  Any such Senior Notes, together with this Note, will constitute a single series of securities under the Indenture.  The Senior Notes will initially be issued in the form of one or more global Senior Notes (each, a “Global Senior Note”).  Except as provided in the Indenture, a Global Senior Note shall not be exchangeable for one or more definitive Senior Notes.

The Senior Notes of this series will constitute unsecured and unsubordinated obligations of the Company, described herein, and will rank pari passu without any preference among themselves.

If an Event of Default with respect to the Senior Notes of this series shall have occurred and be continuing, the Trustee or the Holder or Holders of not less than 25% in aggregate principal amount of the Outstanding Senior Notes of this series may declare the principal amount of, and any accrued interest on, all the Senior Notes to be due and payable immediately, in the manner, with the effect and subject to the conditions provided in the Indenture.

If an Event of Default with respect to the Senior Notes of this series shall have occurred and be continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of Holders of Senior Notes by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in the Indenture or in aid of the exercise of any power granted thereon, or to enforce any other proper remedy, including the institution of proceedings in Scotland (but not elsewhere) for the winding up of the Company.

By acceptance of the Senior Notes of this series, the Holder will be deemed to have waived any right of set-off or counterclaim with respect to such Senior Notes that they might otherwise have against the Company, whether before or during a winding-up of the Company.

Subject to the provisions of this paragraph, all amounts of principal and interest on any Senior Notes of this Series will be paid by the Company without deduction or withholding for, or on account of, any and all present and future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of the United Kingdom or any political subdivision or authority thereof or therein having the power to tax (the “Taxing Jurisdiction”), unless such deduction or withholding is required by law.  If deduction or withholding of any such taxes, levies, imposts, duties, charges, fees, deductions or withholdings shall at any time be required by the Taxing Jurisdiction, the Company will pay such additional amounts of, or in respect of, the principal amount of, premium, if any, and interest on, the Senior Notes of this series (“Additional Amounts”) as may be necessary in order that the net amounts paid to the Holders after such deduction or withholding shall equal the respective amounts of principal, premium, if any, and interest which would have been payable in respect of such Senior Notes had no such deduction or withholding been required, provided, however, that the foregoing will not apply to any such tax, levy, impost, duty, charge, fee, deduction or withholding which would not have been payable or due but for the fact that:

(i) the Holder or the beneficial owner of the Senior Note is a domiciliary, national or resident of, or engaging in business or maintaining a permanent establishment or is physically present in, the Taxing Jurisdiction or otherwise has some connection with the Taxing Jurisdiction other than the holding or ownership of a Senior Note, or the collection of any payment of (or in respect of) principal of, premium, if any, or interest on, any Senior Note,

(ii) except in the case of a winding-up of the Company in the United Kingdom, the relevant Senior Note is presented (where presentation is required) for payment in the United Kingdom,

(iii) the relevant Senior Note is presented (where presentation is required) for payment more than 30 days after the date payment became due or was provided for, whichever is later, except to the extent that the Holder would have been entitled to such Additional Amount on presenting the same for payment at the close of such 30 day period,

(iv) the Holder or the beneficial owner of the relevant Senior Note or the beneficial owner of any payment of (or in respect of) principal of, premium, if any, or interest, on such Senior Note failed to comply with a request of the Company or its liquidator or other authorized person addressed to the Holder (x) to provide information concerning the nationality, residence or identity of the Holder or such beneficial owner or (y) to make any declaration or other similar claim to satisfy any requirement, which in the case of (x) or (y), is required or imposed by a statute, treaty, regulation or administrative practice of the Taxing Jurisdiction as a precondition to exemption from all or part of such tax, assessment or other governmental charge,

(v) the withholding or deduction is imposed on a payment to or for the benefit of an individual and is required to be made pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive,

(vi) the Senior Note is presented (where presentation is required) for payment by or on behalf of a Holder who would have been able to avoid such withholding or deduction by presenting the Senior Note to another paying agent in a Member State of the European Union, or

(vii) any combination of clauses (i) through (vi) above,

nor shall Additional Amounts be paid with respect to the principal of, and premium, or interest on, the Senior Note to any Holder who is a fiduciary or partnership or settlor with respect to such fiduciary or a member of such partnership other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of any Taxing Jurisdiction to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such Additional Amounts, had it been the Holder.

References herein to the payment of the principal of (and premium, if any) or interest on any Senior Note shall be deemed to include mention of the payment of Additional Amounts provided for in the foregoing paragraph to the extent that, in such context, Additional Amounts are, were or would be payable under the foregoing provisions.

The Senior Notes of this series are redeemable, as a whole but not in part, at the option of the Company, on not less than 30 nor more than 60 days’ notice, on any Payment Date, at a redemption price equal to 100% of the principal amount, together with accrued but unpaid interest, in respect of the Senior Notes to the date fixed for redemption, if, at any time, the Company shall determine that as a result of a change in or amendment to the laws or regulations of the Taxing Jurisdiction (including any treaty to which such Taxing Jurisdiction is a party), or any change in the application or interpretation of such laws or regulations (including a decision of any court or tribunal) which change or amendment becomes effective on or after July 6, 2010:

(a) in making payment under the Senior Notes the Company has or will or would on the next Interest Payment Date become obligated to pay Additional Amounts;

(b) the payment of interest on the next Payment Date in respect of any of the Senior Notes would be treated as “a distribution” within the meaning of chapter 2 of Part 23 of the Corporation Tax Act 2010 of the United Kingdom (or any statutory modification or re-enactment thereof for the time being); or

(c) on the next Payment Date the Company would not be entitled to claim a deduction in respect of the payment of interest in computing its United Kingdom taxation liabilities (or the value of such deduction to the Company would be materially reduced).

In any case where the Company shall determine that as a result of any change in the application or interpretation of any laws or regulations it is entitled to redeem the Senior Notes of this series, the Company shall be required to deliver to the Trustee prior to the giving of any notice of redemption (i) a written legal opinion of independent United Kingdom counsel of recognized standing (selected by the Company) in a form satisfactory to the Trustee confirming that the relevant change in the application or interpretation of such laws or regulations has occurred and that the Company is entitled to exercise its right of redemption or (ii) an officers’ certificate, evidencing compliance with such provisions and stating that it is entitled to redeem the Senior Notes pursuant to the terms of the Senior Notes.

If the Company elects to redeem the Senior Notes of this series, the Senior Notes will cease to accrue interest from the date of redemption, provided the redemption price has been paid in accordance with the Indenture.

Upon payment of (i) the amount of principal (and premium, if any) so declared due and payable and (ii) accrued and unpaid interest, all of the Company’s obligations in respect of the payment of the principal of (and premium, if any) and accrued and unpaid interest on, the Senior Notes of this series shall terminate.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Senior Notes of each series to be affected thereby by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Senior Notes at the time outstanding of each such series.  The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the outstanding Senior Notes of each series, on behalf of the Holders of all Senior Notes of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the Holder of this Senior Note shall be conclusive and binding upon such Holder and upon all future Holders of this Senior Note and of any Senior Note issued in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Senior Note.

No reference herein to the Indenture and no provision of this Senior Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay, if and when due and payable, the principal of (and premium, if any) and interest on, this Senior Note at the times, place and rate, and in the coin or currency, herein prescribed.

As set forth in, and subject to, the provisions of the Indenture, no Holder of any Senior Note of this series will have the right to institute any proceeding with respect to the Indenture, this Senior Note or any remedy thereunder; provided, however, that such limitations do not apply to a suit instituted by the Holder hereof for the enforcement of payment of the principal or interest as and when the same shall have become due and payable in accordance with the terms hereof and the Indenture.

No reference herein to the Indenture and no provision of this Senior Note or of the Indenture shall alter or impair the right of the Holder of this Senior Note, which is absolute and unconditional, to receive payment of the principal of (and premium, if any) and interest on, this Senior Note when due and payable in accordance with the provisions of this Senior Note and the Indenture.

This Senior Note will be governed by the laws of the State of New York.

Unless otherwise defined herein, all terms used in this Senior Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.